Exhibit 10.10

July 8, 2020

Digital Media Solutions, LLC

4800 140th Avenue N., Suite 101

Clearwater, Fl 33762

Attention: Ryan Foster

Re: Employee Incentive Plan

Dear Mr. Liner:

This letter agreement relates to the Digital Media Solutions, LLC Employee Incentive Plan (the “EIP”), the Points Award Agreement, dated February 1, 2019 (the “Points Award Agreement”), by and between you and Digital Media Solutions, LLC (the “Company”), and the transaction (the “Transaction”) contemplated by the Business Combination Agreement, dated as of April 23, 2020 (as it may be amended from time to time, the “Business Combination Agreement”), by and among Leo Holdings Corp., a Cayman Islands exempted company (“LHC”), Digital Media Solutions Holdings, LLC, a Delaware limited liability company, CEP V DMS US Blocker Company, a Delaware corporation, Prism Data, LLC, a Delaware limited liability company, CEP V-A DMS AIV Limited Partnership, a Delaware limited partnership, Clairvest Equity Partners V Limited Partnership, an Ontario, Canada limited partnership, CEP V Co-Investment Limited Partnership, a Manitoba, Canada limited partnership, Clairvest GP Manageco Inc., an Ontario corporation as a Seller Representative (as defined in the Business Combination Agreement), and, solely for the limited purposes set forth therein, Leo Investors Limited Partnership, a Cayman Islands exempted limited partnership.

Subject to and conditioned upon the consummation of the Transaction (the “Closing”), you and the Company acknowledge and agree that the Transaction will not constitute a “Sale of the Company” within the meaning of the EIP and further agree that:

(a)

notwithstanding the foregoing, the Company will pay to you, net of applicable withholdings and not more than ten (10) days following the Closing, a lump-sum cash payment equal to the excess of (i) the amount that would have been paid to you under the EIP and the Points Award Agreement had (A) the Transaction constituted a Sale of the Company and (B) the aggregate amount of Cash Consideration (within the meaning of the Business Combination Agreement) constituted the “equity value” of the Company for purposes of the EIP (notwithstanding that such Cash Consideration is only a portion of the aggregate consideration being provided to Company equityholders under the Business Combination Agreement) over (ii) $30,000;

(b)	as of the Closing, your participation in the EIP will terminate, and you will not be entitled to any award under, or have any rights with respect to, the EIP and the Points Award Agreement thereafter;

(c)

the Company will grant you one or more equity incentive compensation awards upon or following the Closing under an equity incentive compensation plan that it expects will be adopted by LHC effective as of the Closing, subject to such equity incentive compensation plan becoming effective; and

(d)

upon termination of your participation in the EIP, the Points Award Agreement will be of no further force and effect and the Company shall have no further obligations or liabilities to you under the EIP or the Points Award Agreement.

Our agreement to the above is subject to and conditioned upon the occurrence of the Closing. If the Business Combination Agreement is terminated for any reason prior to the Closing, this letter agreement will also terminate and have no more force and effect on you or the Company.

This letter agreement will be governed by and construed in accordance with the laws of the State of Delaware. This letter agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement. Signatures hereon delivered by facsimile or in .pdf format shall be deemed effective for all purposes.

Please acknowledge your acceptance of the foregoing by signing below.

Sincerely,

DIGITAL MEDIA SOLUTIONS, LLC

By:	/s/ Joseph Marinucci
Name: Joseph Marinucci
Title: Chief Executive Officer

Accepted and agreed as of the date hereof:

/s/ Joey Liner
Joey Liner

[Signature Page to Letter Agreement]